Investor Relations Contact:
Leigh Salvo
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS
THIRD QUARTER FISCAL 2006 RESULTS

Mountain View, CA—July 27, 2006—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its third fiscal quarter ended June 30, 2006 were $10.8 million, compared to $14.3 million in the third quarter of fiscal 2005. Net income for the third quarter of fiscal 2006 was $1.1 million or $0.07 per diluted share, compared to $2.4 million or $0.16 per diluted share in the same period a year ago.

For the three months ended June 30, 2006, the Company reported pre-tax loss of $1.0 million, compared to pre-tax income of $2.8 million for the third quarter of fiscal 2005. The pre-tax loss for the third quarter of fiscal 2006 reflected the impact of approximately $748,000 in pre-tax, non-cash stock option expenses recognized under FAS123R. No stock option expenses were recorded in the third quarter of fiscal 2005. For the three months ended June 30, 2006, the Company recorded a tax benefit of $2.1 million, compared with a tax provision of $0.4 million in the same period a year ago.

At the end of the third fiscal quarter, the Company had approximately $5.4 million in orders on hand requiring additional product development on which revenue has not yet been recognized. The Company expects to begin recognizing this revenue in the fourth quarter of its current fiscal year.

During the quarter, the Company’s cash, cash equivalents and short-term investment position increased by $2.4 million to $73.9 million at quarter end.

“We continue to see a decline in business in Japan; however, orders and revenue again grew during the third quarter in our Rest of World region, which includes China, Korea, and India,” said Dr. Richard A. Karp, Catapult’s Chairman and CEO. “Overall, we are seeing signs of weakness in the telecom industry, but new technologies should ultimately begin to create good opportunities for Catapult to address.”

Catapult Communications will be discussing its third quarter results on a conference call today, beginning at 5:15 p.m. ET/2:15 p.m. PT. Please dial (866) 383-8008 or (617) 597-5341 to access the conference call. Please reference Catapult Communications or reservation number 17194717. The conference call will also be available on the Internet from the Investor section of the Company’s website.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will also be available by telephone one hour after the completion of the conference call through midnight on August 3, 2006. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter reservation number 88665045.

ABOUT CATAPULT
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Ericsson, Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Siemens. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China, India and Australia. Information about Catapult Communications can be found on the Web at www.catapult.com.

Forward Looking Statements
The statement in this press release regarding our expectation of recognizing certain revenue beginning in the fourth quarter of the current fiscal year on orders requiring additional product development is a forward-looking statement. This statement is subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the possibility that the Company might be unable to meet its current product development and/or production schedules. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

###

Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Products	$6,996	$10,873	$22,444	$38,341
Services	3,793	3,403	11,110	10,856

Total revenues	10,789	14,276	33,554	49,197

Cost of revenues:
Products	1,142	1,236	3,575	3,907
Services	908	923	2,926	2,596
Amortization of purchased technology	171	171	514	514

Total cost of revenues	2,221	2,330	7,015	7,017

Gross profit	8,568	11,946	26,539	42,180

Operating expenses:
Research and development	3,543	3,224	10,058	9,406
Sales and marketing	4,423	4,431	13,205	13,936
General and administrative	2,391	1,946	7,139	5,878

Total operating expenses	10,357	9,601	30,402	29,220

Operating income (loss)	(1,789)	2,345	(3,863)	12,960

Interest income	751	409	1,991	922
Other income (expense), net	3	16	56	(121)

Income (loss) before income taxes	(1,035)	2,770	(1,816)	13,761

Provision (benefit) for income taxes	(2,091)	387	(2,226)	2,135

Net income	$1,056	$2,383	$410	$11,626

Net income per share:
Basic	$0.07	$0.16	$0.03	$0.79

Diluted	$0.07	$0.16	$0.03	$0.77

Shares used in per share calculation:
Basic	14,801	14,712	14,776	14,662

Diluted	14,887	14,971	14,935	15,087

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	September 30,
	2006	2005
ASSETS

Current Assets:
Cash, cash equivalents and short-term investments	$73,930	$68,807
Accounts receivable, net	8,354	14,724
Inventories	4,504	3,104
Other current assets	2,690	2,004

Total current assets	89,478	88,639

Property and equipment, net	1,922	1,693
Goodwill and other intangibles	52,678	53,445
Other assets	6,080	3,983

Total assets	$150,158	$147,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$4,142	$7,055
Deferred revenue	11,096	7,697

Total current liabilities	15,238	14,752

Deferred revenue long-term portion	339	485

Total liabilities	15,577	15,237

Total stockholders’ equity	134,581	132,523

Total liabilities and stockholders’ equity	$150,158	$147,760